Exhibit 6.18

FIRST AMENDMENT TO LEASE

STANDARD MULTI -TENANT OFFICE LEASE - GROSS

3103 NEILSON WAY, SUITED

SANTA MONICA, CA 90405

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made by and between SMCA MAIN STREET PLAZA, LLC, a California limited liability Company {"Lessor") and TRIPLEPULSE INC., a Delaware corporation ("Lessee") with reference to the following:

A.	Lessor and Lessee entered into that certain Standard Multi - Office Lease - Gross, dated May 14, 2015 ("the Lease"), demising the premises located at 3103 Neilson Way, Santa Monica, CA.

B.	By this First Amendment, Lessor and Lessee desire to modify the Original Term and Base Rent as set forth herein.

FOR VALUE RECEIVED, Lessor and Lessee amend the Lease as set forth below. All capitalized terms shall have the meanings used in the Lease unless otherwise provided.

1.	Term. Lessor and Lessee agree to extend the initial Lease term for a period of Five (5) years commencing June 1, 2020 through May 31, 2025 ("Extension").

2.	Base Rent. Commencing June 1, 2020 Lessee's Base Rent shall be adjusted in accordance to the below.

•	June 1, 2020 through May 31, 2021 - $4,750.00 per month

•	June 1, 2021 through May 31, 2022 - $4,892.50 per month

•	June 1, 2022 through May 31, 2023 - $5,039.28 per month

•	June 1, 2023 through May 31, 2024 - $5,190.45 per month

•	June 1, 2024 through May 31, 2025 - $5,346.17 per month

3.	Option to Extend. Lessee has the option to extend the Lease for one (1) additional period of Five (5) years (the "Option Period") upon the same terms and conditions of the Lease, except as expressly modified in this Amendment. If exercised, the Option Period commences June 1, 2025 and extends through and includes May 31, 2030. To exercise the Renewal Option, Lessee shall provide Lessor written notice not less than One Hundred Eighty (180) days prior to the expiration of the then current term. Base rent during the Option Period shall be as defined in Paragraph (a) below.

(a)   Subject to the terms and conditions hereinafter set forth, if Lessee exercises the option as herein provided, the term of this Lease shall be automatically extended for the Option Term without the execution of an extension or renewal of the lease, and during the Option Term, Lessor and Lessee shall be bound by all of the terms, covenants and conditions of this Lease except that (A) the Base Rent for the first year of the Option Term shall be one hundred percent (100%) of the Fair Market Rental Value determined as hereinafter provided.

(i)	The 'Fair Market Rental Value" shall be determined as follows:

"Fair Market Rental Value shall mean the fair market rental for the entire Premises as of the commencement of the Option Term, taking into account the value of all leasehold improvements in the Premises for a tenant proposing to sign a lease for a similar term and having financial qualifications similar to Lessee and using as a guide equivalent space of similar age, construction, quality, use and location. In determining the "Fair Market Rental Value", the parties shall negotiate in good faith in order to reach agreement; and in the event the parties are unable to reach agreement during the period that is not more than nine (9) months and not less than six (6) months prior to the commencement of the Option Term, Lessee's right to exercise the option granted herein shall be null and void and the Lease shall expire upon the expiration of the Original Tenn according to the terms and conditions set forth in the Lease.

(ii)          In no event, and notwithstanding anything to the contrary, shall the Base Rent payable during the Option Term be less than the monthly Base Rent payable during the last year of the then current Term.

(b)   Upon the first and each successive anniversary of the commencement date of the Option Tenn, the monthly Base Rent shall be increased 3% annually.

(c)   Lessee's option to extend the term of this Lease must be exercised as to the entirety of the Premises.

(d)   If and/or when Lessee exercises the option granted herein Lessee is in default under this Lease, Lessor (without prejudice to any of its other rights and remedies) may, at Lessors option, nullify the option herein granted by written notice within twenty (20) days of receipt of Lessee's notice and this Lease shall terminate at the expiration of the Original Tenn, unless earlier terminated.

4.	No Further Amendments. Except as modified herein, the Lease shall not be amended and shall continue in accordance with its terms. Master Lease shall be in full force and effect at all times. The terms of the Amendment control over any other inconsistent terms of the Master Lease.

5.	Brokers. Each party will indemnify and hold the other harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with this Amendment or its negotiation by reason of any act or statement of the indemnifying party.

6.	Counterparts. This Amendment may be executed in several counterparts, each of which are deemed an original, but all of which together constitute one and the same Amendment.

[Signature page follows]

IN WITNESS WHEREOF this First Amendment is executed effective as of the above date.

LESSOR:		LESSEE:

SMCA MAIN STREET PLAZA, LLC		TriplePulse Inc
a California limited liability company		a Delaware corporation

By:	/s/ James Demircift	By:	/s/ Christopher Thompson
Date:	9/23/2019	Date:	9/23/2019